Exhibit  3.1

Certificate of Amendment

of

Second Amended and Restated

Certificate of Incorporation

of

BJ’s Wholesale Club holdings, Inc.

BJ’s Wholesale Club Holdings, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.	The name of the Corporation is BJ’s Wholesale Club Holdings, Inc.

2.             The Second Amended and Restated Certificate of Incorporation of the Corporation, as amended, is hereby further amended by deleting Section 1 of Article VII in its entirety, with the rest of Article VII remaining unchanged, and inserting the following in lieu thereof:

Section 1. To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. If the DGCL is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or an officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended, automatically and without further action, upon the date of such amendment. All references in this Article VII to an “officer” shall mean only a person who, at the time of an act or omission as to which liability is asserted, falls within the meaning of the term “officer” as defined in Section 102(b)(7) of the DGCL.

3.             That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer on this 20th day of June, 2025.

BJ’S Wholesale Club Holdings, Inc.

By:	/s/ Graham N. Luce
Name:	Graham N. Luce
Title:	Executive Vice President, General Counsel

[Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation]